 Exhibit (a)(1)(D)
PUBLIC DELISTING PURCHASE OFFER
(CASH OFFER)
by
Novartis BidCo AG
Lichtstrasse 35
4056 Basel
Switzerland
to the shareholders of
MorphoSys AG
Semmelweisstr. 7
82152 Planegg
Germany
for the acquisition of all no-par value bearer shares
including all no-par value bearer shares
represented by American Depositary Shares in
MorphoSys AG
against a cash consideration in the amount of
EUR 68.00 per share of MorphoSys AG
Pursuant to the Offer Document published on July 4, 2024

Acceptance Period: July 4, 2024 to August 2, 2024

The Acceptance Period (as defined in the Offer Document) commenced on July 4, 2024 and expires on August 2, 2024 at 24:00 hrs local time Frankfurt am Main, Federal Republic of Germany/6:00 p.m. local time New York, United States, unless the Acceptance Period is extended. The Delisting Purchase Offer satisfies the requirements for a tender offer pursuant to Sec. 39 para. 2 sentence 3 no. 1 BörsG and is, in particular, not subject to any conditions. Therefore, settlement of the Delisting Purchase Offer is not subject to any offer conditions.
Holders of MorphoSys Shares and MorphoSys ADSs (each as defined below) have the right to withdraw their acceptances of the Delisting Purchase Offer during the Acceptance Period (as defined in the Offer Document), including any extension thereof. See Section 17 of the Offer Document for a description of withdrawal rights that may apply following expiration of the Acceptance Period.

This letter below is only for holders of MorphoSys ADSs.

[                 ], 2024
To Our Clients:
On July 4, 2024, Novartis BidCo AG (the “Bidder”) published the offer document (the “Offer Document”) pursuant to which it offers to purchase all no-par value bearer shares in MorphoSys SE (“MorphoSys Shares”), including all MorphoSys Shares represented by American Depositary Shares (“MorphoSys ADSs”) pursuant to a public delisting purchase offer (the “Delisting Purchase Offer”) at a purchase price of EUR 68.00 per MorphoSys Share, including each MorphoSys Share represented by an MorphoSys ADS, in cash (the “Offer Consideration”). As described in Section 13.2.5 of the Offer Document, with respect to MorphoSys ADSs, the Offer Consideration will be converted from Euros into U.S. dollars by The Bank of New York Mellon, as the ADS Tender Agent (the “ADS Tender Agent”). Therefore, at the time of acceptance of the Delisting Purchase Offer, it is not possible to state the exact U.S. dollar equivalent of the Offer Consideration. Enclosed are copies of the Offer Document and the related ADS Letter of Transmittal, both of which may also be accessed on the Internet at www.novartis.com/investors/morphosys-acquisition/delisting-purchase-offer.
The Acceptance Period (as defined in the Offer Document) commenced on July 4, 2024 and expires on August 2, 2024 at 24:00 hrs local time Frankfurt am Main, Federal Republic of Germany/6:00 p.m. local time New York, United States, unless the Acceptance Period is extended. The Delisting Purchase Offer satisfies the requirements for a tender offer pursuant to Sec. 39 para. 2 sentence 3 no. 1 BörsG and is, in particular, not subject to any conditions. Therefore, settlement of the Delisting Purchase Offer is not subject to any offer conditions.
If required by U.S. federal income tax laws, the ADS Tender Agent generally will be required to backup withhold at the applicable backup withholding rate from any payments made to certain U.S. holders of ADSs pursuant to the Delisting Purchase Offer. See Section 20.1 of the Offer Document.
A tender of the MorphoSys Shares represented by MorphoSys ADSs that are held by us (or our nominee(s)) for your account may only be made by us, as the holder of record of such MorphoSys ADSs, pursuant to your instructions. If you wish to have us tender any or all of such MorphoSys ADSs held by us for your account, please so instruct us by completing and executing the instruction form set forth below and returning it to us in the enclosed envelope by [                 ], 2024. If you authorize the tender of your MorphoSys ADSs, all such MorphoSys ADSs will be tendered unless otherwise specified. An envelope in which to return your instructions to us is enclosed for your convenience. The enclosed ADS Letter of Transmittal is for your information only and cannot be used by you to tender MorphoSys ADSs held by us for your account.
If you wish to accept the Delisting Purchase Offer but your MorphoSys ADSs are not immediately available and/or if you cannot deliver all other required documents prior to the expiration of the Acceptance Period, you may nevertheless be able to accept the Delisting Purchase Offer, provided you can comply with the acceptance by guaranteed delivery procedures set forth in Subsection (D) of Section 13.2.2 of the Offer Document.
Without your instruction, we will not take any action on your behalf.
Pursuant to the terms of the Offer Document, holders of MorphoSys Shares and MorphoSys ADSs have the right to withdraw their acceptances of the Delisting Purchase Offer until the end of the Acceptance Period, including any extension thereof. See Section 17 of the Offer Document for a more detailed description of these and any further withdrawal rights that may apply following expiration of the Acceptance Period.
The complete terms and conditions of the Delisting Purchase Offer are contained in the enclosed Offer Document, which, as noted above, is also available for download at www.novartis.com/investors/morphosys-acquisition/delisting-purchase-offer. Additional copies of the Offer Document and related documents can be obtained free of charge through Georgeson, 1290 Avenue of the Americas, 9th Floor, New York, NY 10104, +1 (866) 356-7344 (toll-free in the United States), +1 (781) 236-4704 (outside the United States), and MorphoSysADS@Georgeson.com.
Best regards,
Georgeson
U.S. Information Agent

PUBLIC DELISTING PURCHASE OFFER
(CASH OFFER)
by
Novartis BidCo AG
Lichtstrasse 35
4056 Basel
Switzerland
to the shareholders of
MorphoSys AG
Semmelweisstr. 7
82152 Planegg
Germany
for the acquisition of all no-par value bearer shares
including all no-par value bearer shares
represented by American Depositary Shares in
MorphoSys AG
against a cash consideration in the amount of
EUR 68.00 per share of MorphoSys AG
Pursuant to the Offer Document published on July 4, 2024
This instruction form is only for holders of American Depositary Shares (“MorphoSys ADSs”) representing shares of no-par value bearer shares in MorphoSys AG (“MorphoSys Shares”).
The undersigned hereby instruct(s) you to tender the number of MorphoSys ADSs indicated below (and if no number is indicated, all MorphoSys ADSs) held by you for the account of the undersigned in accordance with the terms and subject to the conditions set forth in the Offer Document and in the ADS Letter of Transmittal. The undersigned acknowledge(s) receipt of your letter and access to the materials referred to therein related to the Delisting Purchase Offer.

Number of MorphoSys ADSs to be Tendered: MorphoSys ADSs*	SIGN HERE Signature(s)
Account Number:	Name(s)
Dated: , 2024	Address(es)
Area Code and Telephone Number
Taxpayer Identification or Social Security Number

*
Unless otherwise indicated, it will be assumed that all MorphoSys ADSs held for the undersigned’s account are to be tendered.